Mark W. Bodmer, Ph.D.
XXXXXX
XXXXXX
XXXXXX
31 December 2021
Dear Mark,
Your terms of employment
Further to our recent discussions. This letter sets out the terms of your employment as required by section 1 of the Employment Rights Act 1996. It should be read in tandem with the information that is set out in our Staff Handbook which accompanies this letter.
1.Start of your employment with Evelo Biosciences
1.1You are employed by Evelo Biosciences (UK) Limited (the “Company” or “us” or “we”) and your employment commences with us on 01 January 2022 and shall continue, subject to the remaining terms of this letter, until terminated by either party giving the other not less than 3 months’ prior notice in writing.
1.2Your employment with Evelo Biosciences, Inc. that commenced on 19 April 2016 counts towards your continuous period of employment with us.
1.3Your employment is not subject to a probationary period.
2.Job title
2.1You are employed as President of Research and Development and Chief Scientific Officer, and your line manager is the Chief Executive Officer of the Company. We’ve attached a position description which broadly sets out the scope and expectation of your job role
2.2Subject to clause 2.3, during your employment you shall not, except as our representative or with our prior written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).
2.3Notwithstanding clause 2.2, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

3.Place of work
3.1Your normal place of work is XXXXXX. When necessary, you will be required to work at Evelo’s offices in the London BioScience Innovation Centre located at 2 Royal College St, London NW1 0NH, UK. The Company reserves the right to require you to work from any location that it may establish within the Greater London area and will provide a least 1 months’ notice of such a change. Should the Company’s selected location be further away than 50 miles from either location described in this section, the Company will enter into a discussion with you to determine an appropriate path forward.
3.2You will not be required to work outside the UK for more than one month at a time during your employment. If you are ever required to work outside of the UK for more than one month, we will agree this with you in advance and we will provide all additional information in relation to such an assignment at the relevant time.
4.Salary package
4.1Your base salary is £355,555.00 per year which shall accrue from day to day at a rate of 1/260 of your annual normal salary and be payable monthly in arrears on or about the last working day of each month directly into your nominated a bank account.
4.2We may at our absolute discretion pay you an annual, performance-based bonus upon the achievement of certain performance goals determined by the Board from time to time (the “Bonus”). The terms and amount of this Bonus (and whether it is paid in cash or in other forms, such as shares or share options) will be approved from time to time and notified to you by the Company in its sole discretion.
4.3Your target cash annual bonus is a sum equal to 40% of your annual base salary.
4.4In determining whether a Bonus is to be paid, and if so the size of that Bonus, the Board may take into account such factors as it considers, in its absolute discretion, to be appropriate, which may include the anticipated future performance or service and/or past performance of you and/or the Company although it has no obligation to take any of these factors into account.
4.5The Bonus will not accrue, nor will you have any legitimate expectation as to the size or form of the discretionary bonus, until the Company pays it to you.
4.6There are no circumstances whether in reliance on express or implied terms or otherwise where you can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a bonus. Where your employment ends or where notice has been served to end your employment, you will have no rights to any compensation under or in respect of any bonus scheme.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

5.Benefits
You are not entitled to any benefits other than those set out in this letter and the Staff Handbook. For the avoidance of doubt, if during your employment with the Company you become entitled to additional benefits, the Company shall provide you with details of the additional benefits separately.
6.Hours of work
Your normal hours of work are between 09:00 am and 6:00 pm Mondays to Friday inclusive, with a lunch break of one hour. You may be required to work such additional hours as are necessary for the proper performance of your duties without extra remuneration. For example, as you will be working with colleagues in the US, you will be expected to participate in calls that will take place later in the evening UK time when necessary.
7.Holidays
7.1You are entitled to 33 days paid holiday during each holiday year. This includes the usual bank holidays in England and Wales. The Company's holiday year runs between 01 January and 31 December. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest full day.
7.2Holiday dates should be agreed by your Line Manager in advance. The office may be closed over the Christmas and New Year period and, at the discretion of the CEO, you will typically not be required to use your annual holidays to cover this period. The number of days will depend on how the Christmas and New Year bank holidays fall.
7.3We encourage all of our staff to take their annual leave in each holiday year, however you are able to carry over a limited number of holiday days from one year to the next. Please refer to the Holiday Policy in the UK Staff Handbook to understand Evelo’s current policy for unused leave.
7.4We will not pay you in lieu of untaken holiday except when your employment ends. The amount of such payment in lieu shall be 1/260th of your salary for each untaken day of your holiday entitlement.
7.5If you have taken more holiday than your accrued entitlement at the date your employment ends, we shall be entitled to deduct the excess holiday pay from any payments due to you calculated at 1/260th of your salary for each excess day.
8.Other Paid Leave
You are eligible for other paid leave, including maternity leave, adoption leave, paternity leave, parental leave, and shared parental leave, as required by law, subject to your complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. Further details of other paid leave can be found in the Staff Handbook accompanying this letter.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

9.Training
During your employment, training (in-house, external training and, in some cases, time off work to undertake training, subject to certain eligibility requirements and other conditions) shall be provided. Details of available training will be provided to you from time to time.
10.sickness absences
10.1If you are absent from work due to sickness you are required to notify your Line Manager of the reason for your absence as soon as possible but no later than 9:00 am on the first day of your absence.
10.2In all cases of absence, a written description of the dates of absence and brief details about your sickness should be supplied to your Line Manager. (This requirement can be satisfied by completing an Employee’s Statement of Sickness (SC2) form.)
10.3For any period of incapacity which lasts for seven consecutive days or more (this includes non-working days) a doctor's certificate stating the reason for your absence must supplied to your Line Manager. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.
10.4Evelo maintains a generous Sickness Absence Policy the details of which are described in the UK Staff Handbook. This offered paid sick leave will include any statutory sick pay entitlement. Your qualifying days for statutory sick pay purposes are Monday to Friday.
11.Payment in Lieu of Notice
11.1Notwithstanding clause 1.1, the CompanyUPDATE FC may, in its sole and absolute discretion, terminate your employmentUPDATE FC at any time and with immediate effect by notifying youUPDATE FC that the CompanyUPDATE FC is exercising its right under this clause 11 and that it will make within 28 days the first instalment of a payment in lieu of notice (“Payment in lieu”) to youUPDATE FC. This Payment in lieuUPDATE FC will be equal to the basic salary (as at the date of termination) which youUPDATE FC would have been entitled to receive under this letter during the notice period referred to in clause 1.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in lieuUPDATE FC shall not include any element in relation to:
(a)any bonus or commission payments that might otherwise have been due during the period for which the Payment in lieuUPDATE FC is made;
(b)any payment in respect of benefits which youUPDATE FC would have been entitled to receive during the period for which the Payment in lieuUPDATE FC is made; and
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in lieuUPDATE FC is made.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

11.2The CompanyUPDATE FC may pay any sums due under clause 11.1 in equal monthly instalments until the date end of the period for which the notice period referred to in clause 1.1 would have expired if notice had been given. YouUPDATE FC shall be obliged to seek alternative income during this period and to notify the CompanyUPDATE FC of any income so received. The instalment payments shall then be reduced by the amount of such income.
11.3YouUPDATE FC shall have no right to receive a Payment in lieuUPDATE FC unless the CompanyUPDATE FC has exercised its discretion in clause 11.1. Nothing in this clause 11 shall prevent the CompanyUPDATE FC from terminating your employmentUPDATE FC in breach.
11.4Notwithstanding clause 11.1 youUPDATE FC shall not be entitled to any Payment in lieuUPDATE FC if the CompanyUPDATE FC would otherwise have been entitled to terminate your employmentUPDATE FC without notice in accordance with clause 12. In that case the CompanyUPDATE FC shall also be entitled to recover from youUPDATE FC any Payment in lieuUPDATE FC (or instalments thereof) already made.
12.Termination Without Notice
12.1The CompanyUPDATE FC may terminate your employmentUPDATE FC with immediate effect without notice and with no liability to make any further payment (including Payment in lieu) to youUPDATE FC (other than in respect of amounts accrued due at the date of Termination and, if applicable, pursuant to clause 14UPDATE FC) if youUPDATE FC:
(a)are in breach of any representation or warranty made under this letter; or
(b)are guilty of any gross misconduct that is likely to affect the business or the goodwill of the CompanyUPDATE FC; or
(c)commit any serious or repeated breach or non-observance of any of the provisions of this letter or refuse or neglect to comply with any reasonable and lawful directions of the CompanyUPDATE FC; or
(d)are, in the reasonable opinion of the CompanyUPDATE FC, negligent in the performance of your duties; or
(e)are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or
(f)are, in the opinion of a medical practitioner, physically or mentally incapable of performing your duties and may remain so for more than 6 months and the medical practitioner has given a medical opinion to the Company to that effect; or
(g)cease to be eligible to work in the United Kingdom; or
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

(h)are guilty of any fraud or dishonesty or acts in any manner which in the opinion of the CompanyUPDATE FC brings or is likely to bring youUPDATE FC or the CompanyUPDATE FC into disrepute or is materially adverse to the interests of the CompanyUPDATE FC; or
(i)are guilty of a serious breach of any rules issued by the CompanyUPDATE FC from time to time regarding its electronic communications systems and data security; or
(j)are unable by reason of IncapacityUPDATE FC to perform your duties under this letter for an aggregate period of 3 months in any 12-month period.
12.2The rights of the CompanyUPDATE FC under clause 12.1 are without prejudice to any other rights that it might have at law to terminate your employmentUPDATE FC or to accept any breach of this letter by youUPDATE FC as having brought the letter to an end. Any delay by the CompanyUPDATE FC in exercising it rights to terminate your employment shall not constitute a waiver thereof.
13.EMPLOYEE NON-COMPETITION, NON-SOLICITATION, CONIFDENTIALITY and ASSIGNMENT AGREEMENT
You shall remain subject to the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated 14 December 2016 between Evelo Biosciences, Inc. and you (the “EPIIARCA”).
14.EXECUTIVE SEVERANCE PLAN
14.1Subject to this clause 14, you shall be entitled to receive severance benefits comparable to those described in the Evelo Biosciences, Inc. Executive Severance Plan, as amended from time to time (the “Plan”).
14.2Your entitlement to and receipt of severance benefits pursuant to this clause 14 shall be conditional on and in consideration of:
(a)the terms of this clause 14;
(b)you complying with the obligations in clause 16;
(c)you complying with the EPIIARCA;
(d)you complying with and continuing to comply with your obligations relating to confidentiality, intellectual property and restrictive covenants as set out in clause 19, clause 20 and clause 21 respectively;
(e)clause 21 and the EPIIARCA applying notwithstanding that your employment may or otherwise have been repudiated by us; and
(f)you entering into a settlement agreement whereby you waive your right to bring claims against the Company and any Group Company as well as executing such documents in a form reasonably acceptable to us as we may require.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

14.3The following terms in the Plan shall be excluded or amended as follows:
(a)You shall not be entitled to receive continued coverage under the Evelo Biosciences, Inc. group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Any continued coverage under the Company benefits plans will be at the Company’s absolute discretion and subject to the consideration of the respective costs of being able to administer such plans following the termination of your employment.
(b)The severance payments referred to in the Plan shall be less any sums paid to you by way of notice (including notice during any period of Garden Leave) or Payment in lieu.
15.Garden Leave
15.1Following service of notice to terminate your employmentUPDATE FC by either party, or if youUPDATE FC purport to terminate your employmentUPDATE FC in breach of contract, the CompanyUPDATE FC may by written notice place youUPDATE FC on Garden LeaveUPDATE FC for the whole or part of the remainder of your employmentUPDATE FC.
15.2During any period of Garden LeaveUPDATE FC:
(a)The CompanyUPDATE FC shall be under no obligation to provide any work to youUPDATE FC and may revoke any powers youUPDATE FC hold on behalf of the CompanyUPDATE FCUPDATE FC;
(b)The CompanyUPDATE FC may require youUPDATE FC to carry out alternative duties or to only perform such specific duties as are expressly assigned to youUPDATE FC, at such location (including your homeUPDATE FC) as the CompanyUPDATE FC may decide;
(c)YouUPDATE FC shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)YouUPDATE FC shall remain an employee of the CompanyUPDATE FC and bound by the terms of this letter (including any implied duties of good faith and fidelity);
(e)YouUPDATE FC shall ensure that your Line Manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)The CompanyUPDATE FC may exclude youUPDATE FC from any premises of the CompanyUPDATE FC;UPDATE FC and
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

(g)The CompanyUPDATE FC may require youUPDATE FC not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the CompanyUPDATE FCUPDATE FC.
16.Obligations Upon Termination
16.1On TerminationUPDATE FC of your employmentUPDATE FC (however arising) or, if earlier, at the start of a period of Garden LeaveUPDATE FC following the service of notice or purported TerminationUPDATE FC of your employmentUPDATE FC by youUPDATE FC, youUPDATE FC shall:
(a)subject to clause 16.2, immediately deliver to the CompanyUPDATE FC all documents, books, materials, records, correspondence, passwords, papers and information (on whatever media and wherever located) relating to the business or affairs of the CompanyUPDATE FC or its business contacts, any keys and any other property of the CompanyUPDATE FC, which is in your possession or under your control;
(b)irretrievably delete any information relating to the business of the CompanyUPDATE FC stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of the CompanyUPDATE FC; and
(c)provide a signed statement that you have complied fully with your obligations under this clause 16.1 together with such reasonable evidence of compliance as the CompanyUPDATE FC may request.
16.2Where youUPDATE FC have been placed on Garden LeaveUPDATE FC you shall not be required by clause 16.1 to return until the end of the Garden LeaveUPDATE FC period any property provided to you as a contractual benefit for use during your employmentUPDATE FC.
16.3On termination of your employmentUPDATE FC however arising youUPDATE FC shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus/commission, long-term incentive plan or other profit-sharing scheme operated by the CompanyUPDATE FC in which you may participate.
17.Disciplinary and grievance procedures
17.1Subject to clause 17.2, we will follow the ACAS guidelines for the management of disciplinary and grievance procedures which are in the Staff Handbook. These procedures do not form part of your contract of employment.
17.2We reserve the right to operate outside of the ACAS procedures for managing disciplinary and grievances in the workplace if you have less than 2 years of continuous service with us.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

17.3If you wish to appeal against a disciplinary decision you may apply in writing to your Line Manager in accordance with our disciplinary procedure as set out in the Handbook.
17.4If you wish to raise a grievance you may apply in writing to your Line Manager in accordance with our grievance procedure as set out in the Handbook.
18.Pensions
The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008. Please refer to the Benefits Policy in the UK Staff Handbook to understand the details of the pension scheme Evelo offers its UK employees.
19.Confidential information
19.1For the purpose of this clause, the term Confidential Information shall mean information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of our business contacts. Confidential Information also includes similar information of a third party provided to the Company or any Group Company and with respect to which the Company or Group Company is obligated to maintain such information in confidence.
19.2You acknowledge that in the course of your employment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 19, which shall survive termination of your employment.
19.3You shall not (except in the proper course of your duties), either during your employment or at any time after it ends (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:
(a)any use or disclosure authorised by the Company or required by law;
(b)any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or
(c)any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
20.Intellectual property
20.1For the purpose of this clause, the following terms have the following meaning:
(a)Employment Inventions: any Invention which is made wholly or partially by you at any time during the course of your employment with us (whether or not during working hours or using our premises or resources, and whether or not recorded in material form).
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

(b)Employment IPRs: Intellectual Property Rights created by you in the course of your employment with us (whether or not during working hours or using our premises or resources).
(c)Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, trade secret rights, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
(d)Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
20.2You acknowledge that all Employment IPRs and Employment Inventions which relate to or are capable of being used in the business of any Group Company, and all materials embodying them, shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.
20.3You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.
20.4To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 20.1, you agree, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an expert. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of this clause 20 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 20.4 until such time as the Company has agreed in writing that you may offer them for sale to a third party.
20.5You agree:
(a)to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

(b)at the request of the Company and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
(c)not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
(d)to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.
20.6You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
20.7You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this letter is or may become due to you in respect of your compliance with this clause 20. This clause 20 is without prejudice to your rights under the Patents Act 1977.
20.8You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the request of the Company, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse any of your reasonable expenses incurred by complying with this clause 20.8.
20.9You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third-party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
20.10You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 20. You acknowledge in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause 20 shall (unless there is manifest error) be conclusive evidence that such is the case.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

20.11For the avoidance of doubt, the affirmative and negative covenants contained in the EPIIARCA remain in full force and effect and are not superseded by this letter. To the extent any provision of the EPIIARCA is inconsistent with the provisions of this letter, the provisions of the EPIIARCA shall govern. If any of the provisions of the EPIIARCA shall be held to be void but would be valid if part of their wording were deleted, such provision shall apply with such deletion as may be necessary to make it valid or effective.
21.Post termination restrictions
21.1For the purpose of this paragraph, the following words shall have the following meanings:
(a)Confidential Information: as defined in clause 19;
(b)Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time;
(c)Subsidiary and Holding Company: in relation to a company means "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
(d)Restricted Business: any business that discovers, develops, manufactures, markets, licenses, sells or provides any biologic or pharmaceutical that (1) acts on the cells in the small intestine to achieve a local or systemic effect or (2) competes with any product or service that the Group Company develops, manufactures, markets, licenses, sells or provides, in each case with which you were involved to a material extent in the 12 months before termination.
(e)Restricted Customer: any firm, company or person who, during the 12 months before termination, was a customer or prospective customer of the Company with whom you had contact or about whom you became aware or informed in the course of your employment.
(f)Restricted Person: anyone employed by any Group Company who could materially damage the interests of any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the 12 months before termination in the course of your employment.
21.2In addition to the terms of the EPIIARCA, in order to protect the Confidential Information and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

(a)for 6 months after termination, solicit or endeavour to entice away from any Group Company the business of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;
(b)for 6 months after termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person;
(c)for 6 months after termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or
(d)at any time after termination, represent yourself as connected with any Group Company in any capacity, other than as a former employee, or use any registered names or trading names associated with any Group Company.
21.3The restrictions imposed on you by paragraph 21.2 apply to you acting:
(a)directly or indirectly; and
(b)on your own behalf or on behalf of, or in conjunction with, any firm, company or person.
21.4If you receive an offer to be involved in a business concern in any capacity during your employment, or before the expiry of the last of the covenants in paragraph 21.2, you shall give the person making the offer a copy of paragraph 21.2
21.5The Company and you entered into the restrictions in paragraph 21.2 having had the opportunity of been separately legally advised.
21.6Each of the restrictions in paragraph 21.2 is intended to be separate and severable. For the avoidance of doubt, the affirmative and negative covenants contained in the EPIIARCA remain in full force and effect and are not superseded by this letter. To the extent any provision of the EPIIARCA is inconsistent with the provisions of this letter, the provisions of the EPIIARCA shall govern. If any of the restrictions (in this letter or the EPIIARCA) shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
21.7If your employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an letter with the New Employer containing post-termination restrictions corresponding to those restrictions in this paragraph 21, protecting the Confidential Information, trade secrets and business connections of the New Employer.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

22.DATA PROTECTION
22.1You are required to comply with our data protection policy, as set out in the Handbook, when handling personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company.
22.2For the purpose of compliance with the Data Protection Act 2018 and GDPR (collectively the Data Protection Legislation), the Company, may process your personal data in order for us to meet our obligations under these terms of employment, more specifically:
(a)for the processing of payroll;
(b)for the establishment, and maintenance of any benefits available to you under these terms of employment;
(c)for advice we may require from our professional advisers in relation to your employment;
(d)to comply with our obligations under any insurance policy we may have in relation to your employment;
(e)to meet any statutory and / or regulatory reporting obligations, we have with respect to your employment; and
(f)where, due to any accident or injury, whether suspected or actual, in the course of your employment, we are required to make a report to any emergency, or health services, including their respective insurers.
22.3Special Category Personal Data and Personal Data have specific meanings under the Data Protection Legislation. Where the Company is required to process any Special Category Personal Data or transfer any Personal Data outside of the European Economic Area, we will only do so where required by law, where it is necessary to administer the working relationship with you or where the Company has another legitimate interest in doing so. The Company will ensure appropriate security measures and transfer agreements are in place to protect your Personal Data.
22.4The Company has a data protection policy which applies to your employment, and this is set out in the Handbook.
23.Reconstruction and Amalgamation
If your employmentUPDATE FC is terminated at any time by reason of any reconstruction or amalgamation of the CompanyUPDATE FC, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this letter, youUPDATE FC shall have no claim against the CompanyUPDATE FC or any such undertaking arising out of or connected with such termination.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

24.Notice
24.1Any notice given under this letter shall be in writing in the English language (or be accompanied by a properly prepared translation into English) and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in your case) your last known address, or by sending it by e-mail to the e-mail address notified by the relevant party to the other party. Any such notice shall be deemed to have been received
(a)if delivered personally, at the time of delivery; or
(b)in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; or
(c)in the case of email, at the time of transmission; or
(d)if deemed receipt under the previous paragraphs of this clause 24 is not within business hours (meaning 9:00am – 6:00pm Monday to Friday on a day that is not a public holiday in the place of receipt), then when business next starts in the place of receipt.
24.2In proving such service, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post, or that the notice was transmitted by e-mail to the e-mail address of the relevant party.
24.3This clause does not apply to the service of any proceedings or other documents in any legal action.
25.Entire Agreement
25.1This letter (and any document referred to in it which, for the avoidance of doubt, includes the EPIIARCA) constitutes the whole agreement between the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this letter.
25.2Each party acknowledges that in entering into this letter it has not relied on and shall have no remedy in respect of any pre-contractual statementUPDATE FC.
25.3Each party agrees that its only liability in respect of those representations and warranties that are set out in this letter (whether made innocently or negligently) shall be for breach of contract.
25.4Nothing in this clause 25 shall limit or exclude any liability for fraud.
Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

26.Collective agreements
There is no collective agreement which directly affects your employment.

We very much look forward to your joining the team. Please sign these terms of employment where set out below and return to the Evelo HR team, who will initially be your primary point of contact. As you are signing this document as a deed, you will need to have your signature witnesses, and anyone is able to witness your signature and where they do, they must include their current address and the date they sign. We will provide you with a countersigned copy of this document for your records.
This document is signed as a deed.

Daniel S. Char, a Director, for and on behalf of Evelo Biosciences (UK) Limited	/s/ Daniel S. Char

Witness Name:	/s/ Paula Flynn Char
Witness Address:	XXXXXX
XXXXXX
XXXXXX
Date:	December 31, 2021

I agree to the above terms of employment and duly execute this document as a deed

Mark W. Bodmer. Ph.D.	/s/ Mark W. Bodmer

Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com

Witness Name:	/s/ P. Bodmer
Witness Address:	XXXXXX
XXXXXX
XXXXXX
Date:	31/12/2021

Evelo Biosciences (UK) Limited. | 10 John Street, London, WC1N 2EB | www.evelobio.com